UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 12, 2016

NOBLE CORPORATION plc

(Exact name of Registrant as specified in its charter)

England and Wales	001-36211	98-0619597
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Devonshire House, 1 Mayfair Place London, England	W1J8AJ
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +44 20 3300 2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

On December 12, 2016, the Company issued a news release announcing that certain of its subsidiaries and certain subsidiaries of Royal Dutch Shell plc have agreed to amend existing long-term contracts on three ultra-deepwater drillships, the Noble Bully II, the Noble Globetrotter I and the Noble Globetrotter II (the “Amendments”).

As previously reported, each of the drilling contracts for the three rigs covered by the Amendments contains a dayrate adjustment mechanism that utilizes an average of market rates that match a set of distinct technical attributes and is subject to a modest discount, beginning on the fifth year anniversary of the contract and continuing every six months thereafter. As a result of the Amendments, each of the contracts now has a contractual dayrate floor. Shell also has the right to idle the Noble Globetrotter II for two years and the Noble Bully II for one year, each at an agreed stacking rate. Shell has exercised its right to idle the Noble Globetrotter II and is expected to idle the Noble Bully II. To the extent these rigs are idled, the Company expects to save operating costs.

Once the dayrate adjustment mechanism becomes effective and following any idle period, the dayrate for the rigs working for Shell covered by the Amendments will not be lower than the higher of (i) the contractual dayrate floor or (ii) the market rate as calculated under the adjustment mechanism discussed above.

Because of the uncertainty relating to how the dayrate adjustment would operate over the remaining life of each of the contracts, the Company has previously reported that, in calculating estimated backlog, it has assumed that each of the three rigs covered by the Amendments would continue to operate at its original contractual dayrate throughout the term of the associated drilling contract.

At November 30, 2016, the Company calculated an estimated backlog based on the assumptions noted above of $4.43 billion. Now that the Company has executed the amendments and has established dayrate floors for all three of these long term contracts, it believes that the contractual dayrate floors agreed to in the Amendments provide the Company greater visibility to the backlog associated with the three rigs and, therefore, provide a better basis for estimating backlog in the current environment. Using these contractual dayrate floors and the stacking rates during idle periods for the Noble Globetrotter II and the Noble Bully II to calculate estimated backlog rather than the original contractual dayrate, the estimated backlog at November 30, 2016 would have been $3.43 billion. Such amount would reflect the following assumptions:

•	Shell idles the Noble Bully II and the Noble Globetrotter II at the newly-contracted stacking rates for the full one and two year contractual periods, respectively;

•	thereafter each of the Noble Bully II and Noble Globetrotter II works at its contratual dayrate floor through the remainder of its drilling contract with Shell;

•	the Noble Globetrotter I works at the contractual dayrate floor from the date of the first contractual market adjustment through the remainder of the contract term; and

•	no incremental third party drilling contracts are secured during the idle periods (which, as noted in the press release, would be to the benefit of the Company).

As noted above, depending on the state of the market at the measurement time, the contractual dayrate adjustment mechanism may result in a dayrate that exceeds the contractual dayrate floor for a rig. If the Company used the assumptions set forth above to estimate backlog, but instead assumed that dayrates would begin to improve in 2020, so that the market dayrates for the rigs actually improved from the dayrate floor at a rate of 10% per year, the estimated backlog at November 30, 2016 would have been $3.62 billion. The Company has previously reported that for every $50,000 change in dayrate under one of the rig contracts, the estimated backlog would be adjusted by $91 million.

A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and will be published in the “Newsroom” area on the Company’s web site at http://www.noblecorp.com.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The information required by this Item 9.01(d) is set forth in the Index to Exhibits accompanying this report and is incorporated herein by reference.

EXHIBIT NUMBER		DESCRIPTION

99.1	—	Press release of Noble Corporation plc, dated as of December 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noble Corporation plc, a public limited company incorporated under the laws of England and Wales

Date: December 12, 2016

	By:	/s/ Dennis J. Lubojacky
	Name:	Dennis J. Lubojacky
	Title:	Chief Financial Officer, Vice President and Controller

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

99.1	—	Press release of Noble Corporation plc, dated as of December 12, 2016.